Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GLASSBRIDGE ENTERPRISES, INC.

August 28, 2017

GlassBridge Enterprises, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is “GlassBridge Enterprises, Inc.”

2. The name under which the Corporation was originally incorporated was “3M Information Processing, Inc.,” The Corporation’s original certificate of incorporation was filed in the office of the Secretary of State of the State of Delaware on March 26, 1996, a Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 28, 1996 and an Amendment to the Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 17, 2017.

3. This Amended and Restated Certificate of Incorporation amends and restates, in its entirety, the certificate of incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware

5. The text of the certificate of incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

First:

The name of the Corporation is GlassBridge Enterprises, Inc.

Second:

The address of its registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is The Corporation Trust Company.

Third:

The nature of the business or purposes to be conducted or promoted is: to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

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Fourth:

A.	The total number of shares of all classes of stock which this Corporation shall have authority to issue is 10,200,000, consisting of 200,000 shares of preferred stock, par value $0.01 per share, and 10,000,000 shares of common stock, par value $0.01 per share.

Effective at 5:00 p.m., Eastern Time, on February 21, 2017 for accounting purposes only, (the “Effective Time”), every ten (10) shares of the Corporation’s common stock, par value $0.01 per share, issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (“Old Common Stock”) shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and reclassified into one (1) share of common stock, par value, $0.01 per share, of the Corporation (“New Common Stock”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued in connection with the foregoing combination and reclassification of the Old Common Stock (such combination and reclassification, the “Reverse Stock Split”) and, in lieu thereof, upon receipt after the Effective Time by the Corporation’s transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of Old Common Stock, any stockholder who would otherwise be entitled to a fractional share of New Common Stock as a result of the Reverse Stock Split, following the Effective Time (after taking into account all fractional shares of New Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of New Common Stock to which such stockholder would otherwise be entitled multiplied by the average of the closing sales prices of a share of the Corporation’s common stock (as adjusted to give effect to the Reverse Stock Split) on the New York Stock Exchange during regular trading hours for the five (5) consecutive trading days immediately preceding the date this Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the Corporation or the respective holders thereof, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined and reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined and reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.

B.	The designations, powers, preferences, and rights, and the qualifications, limitations or restrictions of the preferred stock and the common stock of the Corporation are as follows:

1.	The preferred stock may be issued from time to time as shares of one or more series in any amount, not exceeding in the aggregate, including all shares of any and all series previously issued, the total number of shares of preferred stock hereinabove authorized. All shares of any one series of preferred stock shall rank equally and be identical, except as to the times from which cumulative dividends, if any, thereon shall be cumulative.

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2.	The Board of Directors of the Corporation is hereby expressly authorized from time to time to issue preferred stock as preferred stock of any series, and in connection with the creation of each such series to fix by the resolution or resolutions providing for the issue of shares thereof, the designations, preferences and relative, participating, optional, conditional, or other special rights, and qualifications, limitations, or restrictions thereof, of such series, to the full extent now or hereafter permitted by laws of the State of Delaware, including, without limitation, the following matters:

(a)	The designation of such series;

(b)	The rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such series as participating or nonparticipating after the payment of dividends on shares which are entitled to any preference;

(c)	The voting rights, if any, of shares of such series in addition to those required by law, which may be full, limited, multiple, fractional, or none, including any right to vote as a class either generally or in connection with any specified matter or matters;

(d)	The amount, times, terms, and conditions, if any, upon which shares of such series shall be subject to redemption;

(e)	The rights and preferences, if any, of the holders of shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation;

(f)	Whether the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of such series, and if so entitled, the amount of such fund and the manner of its application; and

(g)	Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and if made so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made.

C.	Except for and subject to those rights expressly granted to the holders of preferred stock, or any series thereof, by the Board of Directors, pursuant to the authority hereby vested in the Board or as provided by the laws of the State of Delaware, the holders of the Corporation’s common stock shall have exclusively all rights of shareholders and shall possess exclusively all voting power. Each holder of common stock of the Corporation shall be entitled to one vote for each share of such stock standing in such holder’s name on the books of the Corporation.

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Fifth:

The Corporation is to have perpetual existence.

Sixth:

In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

A.	To make, alter, or repeal the Bylaws of the Corporation.

B.	To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

C.	To set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

D.	By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The Bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether the member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the Bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease, or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the Bylaws of the Corporation; and, unless the resolution or Bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

E.	When and as authorized by the stockholders in accordance with statute, to sell, lease, or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interest of the Corporation.

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Seventh:

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Eighth:

This Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Ninth:

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If the majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation as the case may be, and also on this Corporation.

Tenth:

A.	The business and affairs of the Corporation shall be managed by or under the Board of Directors consisting of not less than three directors nor more than sixteen directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. The directors shall be divided, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number of directors as possible, as determined by the Board of Directors, with the term of office of the first class to expire at the Annual Meeting of Stockholders to be held in 1997, the term of office of the second class to expire at the Annual Meeting of Stockholders to be held in 1998, and the term of office of the third class to expire at the Annual Meeting of Stockholders to be held in 1999 with each class of directors to hold office until their successors are duly elected and have qualified. At each Annual Meeting of Stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire at such annual meeting, other than those directors elected under particular circumstances by a separate class vote of the holders of any class or series of stock of the Corporation having a preference over the common stock of the Corporation as to dividends or upon liquidation of the Corporation, shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders in the third year following the year of their election and until their successors are duly elected and have qualified. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number of directors as possible, as determined by the Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The provisions of this Paragraph are subject to the provisions of Paragraph D of this Article.

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B.	Except as may be provided in the terms of any class or series of stock of the Corporation having a preference over the common stock of the Corporation as to dividends or upon liquidation of the Corporation relating to the rights of the holders of such class or series to elect, by separate class vote, additional directors, no member of the Board of Directors may be removed from office except for cause.

C.	Subject to the provisions of Paragraph D of this Article TENTH, newly created directorships resulting from an increase in the number of directors of the Corporation and vacancies occurring in the Board of Directors resulting from death, resignation, retirement, removal, or any other reason shall be filled by the affirmative vote of a majority of the directors, although less than a quorum, then remaining in office and elected by the holders of the capital stock of the Corporation entitled to vote generally in the election of directors or, in the event that there is only one such director, by such sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified.

D.	In the event that the holders of any class or series of stock of the Corporation having a preference over the common stock as to dividends or upon liquidation of the Corporation are entitled, by a separate class vote, to elect directors pursuant to the terms of such class or series, then the provisions of such class or series with respect to such rights of election shall apply to the election of such directors. The number of directors that may be elected by holders of any such class or series of stock shall be in addition to the number fixed by the Board of Directors pursuant to this Article TENTH. Except as otherwise expressly provided in the terms of such class or series, the number of directors that may be so elected by the holders of any such class or series of stock shall be elected for terms expiring at the next Annual Meeting of Stockholders and without regard to the classification of the remaining members of the Board of Directors, and vacancies among directors so elected by the separate class vote of any such class or series of stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such class or series, or, if there are no such remaining directors, by the holders of such class or series in the same manner in which such class or series initially elected a director. If at any meeting for the election of directors, more than one class of stock, voting separately as classes, shall be entitled to elect one or more directors and there shall be a quorum of only one such class of stock, that class of stock shall be entitled to elect its quota of directors notwithstanding absence of a quorum of the other class or classes of stock.

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E.	Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding that a lesser percentage may be specified by law), the provisions of this Article TENTH may not be amended or repealed unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article as a single class.

Eleventh:

Subject to any limitations imposed by this Certificate of Incorporation, the Board of Directors shall have power to adopt, amend, or repeal the Bylaws of the Corporation. Any Bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and any other provisions of this Certificate of Incorporation or the Bylaws of this Corporation (and notwithstanding that a lesser percentage may be specified by law), no provisions of the Bylaws shall be adopted, amended or repealed by the stockholders without an affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purposes of this Article as a single class.

Notwithstanding the foregoing and any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding that a lesser percentage may be specified by law), the provisions of this Article ELEVENTH may not be amended or repealed unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article as a single class.

Twelfth:

No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of an action is specifically denied.

Thirteenth:

The liability of the Corporation’s directors to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under the Delaware General Corporation Law. Any repeal or modification of this Article THIRTEENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

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IN WITNESS WHEREOF, GlassBridge Enterprises, Inc. has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of August 28, 2017.

GLASSBRIDGE ENTERPRISES, INC.

By:	/s/ Danny Zheng
Name:	Danny Zheng
Title:	Interim Chief Executive Officer and Chief Financial Officer

[Signature Page to Amended and Restated Certificate Incorporation].